          CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED
             SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
                PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

                                                                   Exhibit 10.18

                                  EMBRAER 190LR

                         PURCHASE AGREEMENT DCT-006/2003

                                     BETWEEN

                          EMBRAER - EMPRESA BRASILEIRA
                               DE AERONAUTICA S.A.

                                       AND

                         REGIONAL AIRCRAFT HOLDINGS LTD.

                                      INDEX

ARTICLE                                                            PAGE
-------                                                            ----
1.  DEFINITIONS..................................................    3
2.  SUBJECT......................................................    5
3.  PRICE........................................................    5
4.  PAYMENT......................................................    6
5.  DELIVERY.....................................................    7
6.  CERTIFICATION................................................    7
7.  ACCEPTANCE AND TRANSFER OF OWNERSHIP.........................    8
8.  STORAGE CHARGE...............................................    9
9.  DELAYS IN DELIVERY...........................................    9
10. INSPECTION AND QUALITY CONTROL...............................   11
11. CHANGES......................................................   11
12. WARRANTY.....................................................   13
13. PRODUCT SUPPORT PACKAGE......................................   13
14. ASSIGNMENT...................................................   13
15. RESTRICTIONS AND PATENT INDEMNITY............................   13
16. MARKETING PROMOTIONAL RIGHTS.................................   14
17. TAXES........................................................   14
18. APPLICABLE LAW...............................................   14
19. JURISDICTION.................................................   14
20. TERMINATION..................................................   15
21. OPTION FOR THE PURCHASE OF ADDITIONAL AIRCRAFT...............   16
22. INDEMNITY....................................................   17
23. NOTICES......................................................   18
24. CONFIDENTIALITY..............................................   18
25. SEVERABILITY.................................................   19
26. NON-WAIVER...................................................   19
27. INTEGRATED AGREEMENT.........................................   19
28. NEGOTIATED AGREEMENT.........................................   19
29. WAIVER OF JURY TRIAL.........................................   19
30. WAIVER OF IMMUNITY...........................................   19
31. PAYMENTS IN US DOLLARS.......................................   20
32. COUNTERPARTS.................................................   20
33. ENTIRE AGREEMENT.............................................   20

                                   ATTACHMENTS

"A"   - AIRCRAFT SPECIFIC CONFIGURATION, FINISHING AND REGISTRATION MARKS
"B"   - FERRY EQUIPMENT AND PRODUCT SUPPORT PACKAGE
"C"   - WARRANTY CERTIFICATE - MATERIAL AND WORKMANSHIP
"D"   - PRICE ESCALATION FORMULA
"E"   - **Material Redacted**
"F"   - **Material Redacted**
"G"   - **Material Redacted**
"H"   - PERFORMANCE GUARANTEE

                         PURCHASE AGREEMENT DCT-006/2003

THIS AGREEMENT IS ENTERED INTO THIS ____ DAY OF MAY, 2003, BY AND BETWEEN EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A. AND REGIONAL AIRCRAFT HOLDINGS LTD., FOR THE PURCHASE AND SALE OF EMBRAER AIRCRAFT.

THE SALE COVERED BY THIS AGREEMENT SHALL BE GOVERNED SOLELY BY THE TERMS AND CONDITIONS HEREIN SET FORTH, AS WELL AS BY THE PROVISIONS SET FORTH IN THE ATTACHMENTS HERETO.

THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS AND UNTIL IT IS SIGNED BY AN AUTHORIZED OFFICER OF REGIONAL AIRCRAFT HOLDINGS LTD. AND EXECUTED BY TWO AUTHORIZED OFFICERS OF EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A.

1.    DEFINITIONS

      For the purpose of this Agreement, the following definitions are hereby adopted by the Parties and, unless otherwise expressly provided, the singular includes the plural, the masculine includes the feminine and neutral genders:

1.1  "Actual Delivery Date"   shall mean, with respect to each Aircraft, the
                              date on which Buyer obtains title to that Aircraft in accordance with Article 7.

1.2  "AD's"                   shall mean Airworthiness Directives issued by
                              either the CTA or the Air Authority, in connection with and with respect to the Aircraft.

1.3  "Agreement" or           shall mean this Purchase Agreement DCT-006/2003
     "Purchase Agreement"     together with all attachments, supplements and
                              exhibits hereto, all as modified and amended from time to time.

1.4  "Air Authority"          shall mean the Autoridad de Aviacion Civil ("AAC")
                              of Panama, or a successor to the AAC from time to time charged with the administration of civil aviation in Panama.

1.5  "Aircraft Basic Price"   shall mean the Aircraft price, as defined in
                              Article 3.1.

1.6  "Aircraft Purchase       shall mean, in respect of an Aircraft, the
     Price"                   Aircraft Basic Price, escalated up to the
                              Contractual Delivery Date of such Aircraft in accordance with and by application of the Escalation Formula.

1.7  "Aircraft"               shall mean the EMBRAER 190LR aircraft
                              (certification designation ERJ 190-100 LR) (the
                              "EMBRAER 190 Aircraft"), manufactured by Embraer according to the Preliminary Technical Description
                              PTD-190-Rev.3 dated November 2002, (which, although not attached hereto, are incorporated herein by reference) and the Aircraft Specific
                              Configurations, Finishing and Registration Marks described in the Attachment "A", for sale to Buyer pursuant to this Agreement, equipped with two engines GE CF-34-10E5A1, manufactured by

                              General Electric Company, all cases in the condition and configuration required hereunder, and shall include Firm Aircraft and Option Aircraft unless the context requires otherwise.

1.8  "Buyer"                  shall mean Regional Aircraft Holdings Ltd., a
                              company with its address c/o Galindo, Arias y
                              Lopez, Avenida Federico Boyd Numero 51 Piso 11,
                              Panama, Rep of Panama.

1.9  "Business Day(s)"        shall mean a day other than a Saturday or Sunday
                              on which banks are open for business in Sao Jose dos Campos, Sao Paulo, Rio de Janeiro, New York and Panama.

1.10 "Contractual Delivery    shall mean the delivery date referred to in
     Date"                    Article 5.

1.11 "CTA"                    shall mean the Aerospace Technical Center of the
                              Brazilian Ministry of Aeronautics.

1.12 "Day(s)                  shall mean natural calendar day(s).

1.13 "Embraer"                shall mean Embraer - Empresa Brasileira de
                              Aeronautica S.A., a Brazilian corporation with its principal place of business at Av. Brigadeiro
                              Faria Lima, 2170 - Putim, Sao Jose dos Campos, Sao
                              Paulo, Brazil.

1.14 "Escalation Formula"     shall mean the escalation formula contained in
                              Attachment "D".

1.15 "Firm Aircraft"          shall mean the firm order Aircraft referred to in
                              Article 2.1

1.16 "Initial Deposit"        shall mean the initial non-refundable deposit
                              referred to in Article 4.1.1.

1.17 "Major Changes"          shall mean the changes to the design or approved
                              specification of the Aircraft, as defined in
                              Article 11.2.2.

1.18 "Mandatory Service       shall mean the service bulletins applicable to the
     Bulletins"               Aircraft, which are issued by Embraer to implement
                              the AD's referred to under Article 11.4.

1.19 "Minor Changes"          shall mean the changes to the design of the
                              Aircraft defined as per the terms and conditions of Article 11.2.1.

1.20 "Option Aircraft         shall mean the unit price of the Option Aircraft,
     Basic Price"             as per the terms and conditions of Article 21.2.

1.20 "Option Aircraft         shall mean the initial deposit referred to under
     Initial Deposit"         Article 21.1.

1.21 "Option Aircraft         shall mean the Option Aircraft Basic Price
     Purchase Price"          escalated in accordance with and by application of
                              the Escalation Formulas **Material Redacted** as per the terms and conditions of Article 21.3.

1.22 "Option Aircraft"        shall be the additional Aircraft that Buyer shall
                              have the option to purchase as per the terms of
                              Article 21.

1.23 "Parties"                shall mean Embraer and Buyer.

1.24 "Product Support         shall mean the products and Services to be
      Package"                provided by Embraer as per Article 13.

1.25 "Scheduled Inspection    shall mean the date on which a certain Aircraft
      Date"                   hereunder is available for inspection and
                              acceptance by and subsequent delivery to Buyer, as per the terms and conditions of Article 7.1.

1.26 "Services"               shall mean the familiarization and on-site support
                              for the Aircraft, part of the Product Support
                              Package, as specified in Attachment "B".

1.27 "Technical               shall mean the technical documentation pertaining
      Publications"           and related to the Aircraft as listed in Exhibit 1
                              to Attachment "B".

1.28 "USD" or "US$"           shall mean the legal currency of the United States
                              of America.

1.29 "Working Day(s)"         shall mean a day, other than Saturday, Sunday, or
                              holiday, on which Embraer in Sao Jose dos Campos, SP, Brazil is open for business.

References to Articles or Attachments in the main body of this Purchase Agreement shall be deemed to be references to Articles of or Attachments to this Agreement, respectively, except as the context requires otherwise.

2.    SUBJECT

     Subject to the terms and conditions of this Agreement:

2.1 Embraer shall sell and deliver and Buyer shall purchase and take delivery of ten (10) Firm Aircraft;

2.2 Embraer shall provide to Buyer the Services and the Technical Publications; and

2.3 Buyer shall have the option to purchase up to twenty (20) Option Aircraft, in accordance with Article 21.

3.    PRICE

3.1 Buyer agrees to pay Embraer, in United States dollars, the Aircraft Basic Price of USD**Material Redacted** for each EMBRAER 190 Aircraft **Material Redacted**.

3.2 The Services and Technical Publications are to be provided **Material Redacted** to Buyer. Additional technical publications as well as other services shall be billed to Buyer in accordance with Embraer's rates prevailing at the time Buyer places a purchase order for such additional technical publications or other services.

3.3 The Aircraft Basic Price shall be escalated according to the Escalation Formula. Such price as escalated shall be the Aircraft Purchase Price and it will be provided to Buyer **Material Redacted** months prior to each Aircraft Contractual

      Delivery Date.

4.    PAYMENT

4.1 The prices specified in the previous Article shall be paid by Buyer by wire transfer in immediately available United States dollars funds, to a bank account to be timely informed by Embraer to Buyer, as follows:

4.1.1 The Initial Deposit of **Material Redacted** per Aircraft is due and payable **Material Redacted**.

4.1.2 A **Material Redacted** percent (**Material Redacted**%) **Material Redacted** progress payment in respect of each Aircraft **Material Redacted** is due and payable **Material Redacted** prior to the relevant Aircraft Contractual Delivery Date, or upon the execution of this Agreement, whichever occurs later.

4.1.3 A **Material Redacted** (**Material Redacted**%) **Material Redacted** progress payment in respect of each Aircraft **Material Redacted** is due and payable **Material Redacted** prior to such relevant Aircraft Contractual Delivery Date, or upon the execution of this Agreement, whichever occurs later.

4.1.4 A **Material Redacted** (**Material Redacted**%) **Material Redacted** progress payment in respect of each Aircraft **Material Redacted** is due and payable **Material Redacted** prior to each relevant Aircraft Contractual Delivery Date, or upon the execution of this Agreement, whichever occurs later.

4.1.5 The balance of the Aircraft Purchase Price in respect of an Aircraft, shall become due and payable upon acceptance of such Aircraft by Buyer.

4.2   Late Payments:

      In respect of any amounts which are or may become due and payable pursuant to Articles 4.1.1 through and including 4.1.4 which amounts are not paid within **Material Redacted** and payable as set forth in Article 4.1, interest shall accrue on the relevant amount at the rate of **Material Redacted** per annum (the "Default Rate") following the Due Date and ending on the date the relevant amount is received by EMBRAER In respect of accounts which may become due and payable pursuant to Article 4.1.5, interest shall accrue thereon at the rate set forth herein above. Without prejudice to Embraer's rights set forth in Article 4.3 below, interest accrued will be invoiced by Embraer on a monthly basis, beginning one month after **Material Redacted**, and payment thereof shall be made by Buyer in accordance with the instructions contained therein.

4.3   Termination for failure to make payments:

      Withoutprejudice to the payment of interest on late payments set forth above, should Buyer fail to make any payment on or before the due date, Embraer shall have the right, at its sole discretion, to either (i) postpone, the relevant Aircraft Contractual Delivery Date; or (ii) terminate this Agreement in relation to the affected Aircraft in accordance with Article 20.3, if such failure shall not have been cured within **Material Redacted** Days after the date on which Embraer has issued a written notice to Buyer of such failure.

4.4   Net payments:

4.4.1 All payments to be made by Buyer under this Agreement shall be made without set-off or withholding whatsoever (except for Embraer Taxes, as defined in Article 17). If

Buyer is obliged by law to make any deduction or withholding from any such payment (other than for Embraer Taxes), the amount due from Buyer in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Embraer receives a net amount equal to the amount Embraer would have received had no such deduction or withholding been required to be made.

4.5   Payment Date

      Unless otherwise agreed by the Parties in writing, payment of the amounts referred in Articles 4.1.2, 4.1.3, and 4.1.4 shall be made by Buyer on **Material Redacted** Day of the month on which each of such payments is due.

5.    DELIVERY

5.1 Aircraft: Subject to payment in accordance with Article 4 and the provisions of Articles 7 and 9, the Aircraft shall be tendered by Embraer to Buyer in the condition required hereunder, by means of a written notice, for inspection, acceptance and subsequent delivery in Fly Away Factory condition (i.e., Ex works (Incoterms 2000), with the Aircraft to be flown away by Buyer), at Sao Jose dos Campos, State of Sao Paulo, Brazil, according to the following schedule:

Aircraft Number                 Contractual Delivery Date
       1                       **Material Redacted**/2006
       2                          **Material Redacted**
       3                          **Material Redacted**
       4                          **Material Redacted**
       5                          **Material Redacted**
       6                          **Material Redacted**
       7                          **Material Redacted**
       8                          **Material Redacted**
       9                          **Material Redacted**
       10                      **Material Redacted**/2008

5.2 **Material Redacted**

6.    CERTIFICATION

6.1 By **Material Redacted**, the Embraer 190LR model aircraft shall be type certified by the Brazilian Airworthiness Authority (CTA) and type validated by (a) USA FAA in accordance with 14 CFR FAR 25 Amendment 25-84 effective 10 July 1995 and (b) by the Airworthiness Authority of Panama ("AAC"), provided that **Material Redacted**.

6.2 The Aircraft shall be delivered to Buyer in conformity with **Material Redacted** and with the requirements set forth herein. Embraer will provide Buyer with an export certificate of airworthiness issued by CTA, which will certify that, as of the date of its issuance, the Aircraft has been inspected and found to conform in all respects to the CTA / AAC approved Type Design and in a condition **Material Redacted**. The condition of the Aircraft on delivery and the documentation delivered with the Aircraft, including the above mentioned export certificate of airworthiness, shall **Material Redacted**. Subject to the above, it shall be Buyer's responsibility to obtain such certificate of airworthiness for and the registration of the Aircraft, at Buyer's sole expense. **Material Redacted**

7.    ACCEPTANCE AND TRANSFER OF OWNERSHIP

7.1 Unless Buyer is notified of any delay in delivery in accordance with and in conformity with the terms and conditions of this Agreement, the Aircraft shall be delivered in accordance with all of the provisions and schedules specified in Article 5 and otherwise in such condition as required under this Agreement. Embraer shall give Buyer **Material Redacted** Days advance facsimile notice of the date on which Embraer considers that each Aircraft will be ready for inspection, acceptance and subsequent delivery. Upon successful completion of ground and flight tests performed by Embraer, Buyer will receive a written confirmation of the Scheduled Inspection Date, on which date Buyer shall promptly start inspecting such Aircraft.

7.2 Buyer shall have up to **Material Redacted** Days, as necessary, to inspect and conduct an acceptance flight of each Aircraft prior to its delivery. Embraer will provide the fuel and insurance for the Aircraft's acceptance flight in accordance with Embraer insurance policy.

7.3 If Buyer finds an Aircraft acceptable, Buyer shall promptly pay any and all amounts then due and payable pursuant to this Agreement, including but not limited to all amounts referred to under Articles 4.1, 4.2, 7.8 and 8 as applicable and accept delivery of such Aircraft, whereupon the necessary title and risk transfer documents shall be executed and exchanged in order to effect title transfer, subject to all express warranties set forth in this Agreement that by their terms survive delivery.

7.4 Buyer may decline to accept an Aircraft, which does not materially comply with the requirements of Article 6, the specification set forth in Attachment "A" or is not in an airworthy condition. For the purposes of **Material Redacted**, an Aircraft shall be deemed not to be materially compliant when one or more of the Aircraft characteristics identified in
      Article 11.2.1 **Material Redacted** are adversely affected by such non-compliance vis-a-vis the specification set forth in Attachment A.

7.5 If Buyer declines to accept an Aircraft, Buyer shall immediately give Embraer written notice including its reasons for such refusal and Embraer shall have **Material Redacted** Days, commencing on the first Working Day after receipt of such notice, to take all necessary actions in order to resubmit the Aircraft to Buyer for re-inspection.

7.6 Buyer shall be allowed **Material Redacted** Days to re-inspect the Aircraft, starting immediately upon receipt of notice from Embraer that all necessary actions were taken. The period required for inspection as well as the one mentioned in Article 7.5 shall not be considered as part of the **Material Redacted** Day grace period provided for in Article
      9.2.1. In the event Buyer declines to accept an Aircraft after **Material Redacted**, the Parties shall convene promptly after final refusal to accept the Aircraft in order to negotiate possible solutions. If within **Material Redacted** Days counted from the date in which Embraer receives notice of such final refusal to accept the Aircraft, Embraer and Buyer fail to reach an agreement, then **Material Redacted**.

7.7 Should Buyer fail to perform the acceptance and accept transfer of title to an Aircraft **Material Redacted** provided for and in accordance with this Article 7, Embraer shall be entitled, at its reasonable discretion, to either re-negotiate the terms of this Agreement with Buyer or terminate this Agreement with regard to the affected Aircraft pursuant to Article
      20.3. **Material Redacted**

7.8 Notwithstanding the provisions of Article 7.7 and in addition to Embraer's rights pursuant to Article 20.3 and **Material Redacted** should Buyer fail to perform the acceptance and transfer of title to the Aircraft within the time period specified in Articles 7.2, 7.5 and 7.6, as applicable **Material Redacted**, interest will accrue at the rate of **Material Redacted** over the unpaid balance of the relevant Aircraft Purchase Price, prorated from the date **Material Redacted** Days after **Material Redacted**. Without prejudice to Embraer's rights set forth in
      Article 7.7, interest accrued will be invoiced by Embraer on a monthly basis, beginning one month after the date on which the Aircraft acceptance or transfer of title should have been performed, and payment thereof shall be made by Buyer in accordance with the instructions contained therein.

8.    STORAGE CHARGE

8.1 A storage charge equal to USD**Material Redacted** per Day shall be charged by Embraer to Buyer commencing on: 8.1.1 Buyer's failure to perform inspection or re-inspection of an Aircraft, per the date or time period properly specified in writing by Embraer, according to Articles 5 and/or 7, as applicable.

8.1.2 Buyer's acceptance of an Aircraft when Buyer defaults in the fulfillment of any payment due and in taking title to such Aircraft promptly thereafter.

8.1.3 Buyer's failure to remove an Aircraft from Embraer's facilities after title transfer has occurred.

8.2 If however, Buyer notifies Embraer in writing **Material Redacted** Days in advance of its expected delay in the performance of its obligations set forth in Articles 8.1.1, 8.1.2 and 8.1.3, the storage charge shall commence on the **Material Redacted** Day after the occurrence of the events set forth in Articles 8.1.1, 8.1.2 or 8.1.3, as applicable.

8.3 In the event that an Aircraft Contractual Delivery Date must be extended by Embraer from that which is designated in Article 5, due to Buyer's failure to perform any action or provide any information contemplated by this Agreement other than the ones specified in Article 8.1, the storage charge shall commence on the **Material Redacted** Day after the Contractual Delivery Date relative to such Aircraft.

8.4 Buyer shall pay the storage charge as set forth in Articles 8.1. or 8.3, as applicable, in United States dollars, per each month of delay or prorated for part thereof, within **Material Redacted** Days after the presentation of each invoice by Embraer.

9.    DELAYS IN DELIVERY

9.1   Excusable Delays:

9.1.1 Embraer shall not be held liable or be found in default for any delays in the delivery of an Aircraft or in the performance of any act to be performed by Embraer under this Agreement, resulting from, but not restricted to, the following events or occurrences (hereinafter referred to as "Excusable Delays"):
(a) force majeure (including, but not limited to acts of God, war or state of war, civil war, insurrection, fire, accident, explosion, flood, act of government, requisition, strike, labor disputes causing cessation or interruption of work, including but not limited to walkouts, sick-outs, protests or slowdowns), (b) inability despite due and all commercially reasonable efforts to procure any materials, equipment, accessories, parts or means of transport, or (c) any delay resulting from any failure by Buyer to perform any action or provide any information contemplated by this Agreement or, (d) delays resulting from any other cause to the extent it is beyond Embraer's control or does not result from Embraer's fault or negligence.

9.1.2 Within **Material Redacted** Days after the occurrence of any Excusable Delay, Embraer undertakes to send a written notice to Buyer including a description of the details involved and an estimate of the effects expected upon the timing of the performance of its contractual obligations.

9.1.3 Any such delays shall extend the time for delivery of an Aircraft **Material Redacted** by the same number of Days required for the cause of delay to be remedied, subject in all cases to the provisions of Article
      9.1.4. Embraer undertakes to use all commercially reasonable efforts to avoid or remove any cause of Excusable Delay and to minimize its effect on the Contractual Delivery Date of an Aircraft **Material Redacted**.

9.1.4 If the cause of such Excusable Delay is such as to last longer than **Material Redacted** Days or to render the performance of this Agreement impossible, then Buyer shall have the right to terminate this Agreement without liability to either Party, except as provided for in Article 20.2.

9.1.5 **Material Redacted**

9.2   Non-Excusable Delays:

9.2.1 If the delivery of an Aircraft is delayed for any reason that does not constitute an Excusable Delay (hereinafter a "Non-excusable Delay") by more than **Material Redacted** Days after the Contractual Delivery Date for such Aircraft, Buyer will be entitled to claim from Embraer and Embraer shall pay to Buyer liquidated damages equal to **Material Redacted** up to the date that the Aircraft is available for inspection and acceptance by, and delivery to Buyer in conformity herewith, it being understood that such liquidated damages will not, in any event, exceed **Material Redacted** and that it will only be due and payable by Embraer to Buyer within **Material Redacted** Days after Buyer pays to Embraer the total Aircraft Purchase Price, **Material Redacted**.

9.2.2 Upon the occurrence of any event, which constitutes a Non-excusable Delay in delivery of an Aircraft, Embraer undertakes to send a written notice to Buyer, within **Material Redacted**, including a description of the delay and an estimate of the effects expected upon the delivery of the Aircraft.

9.2.3 It is agreed between the Parties that if, with respect to a delayed Aircraft,

      Embraer does not receive a claim for liquidated damages pursuant to
      Article 9.2.1, from Buyer, within **Material Redacted** Days after the Actual Delivery Date of such Aircraft, Buyer shall be deemed to have fully waived its right to such liquidated damages.

9.2.4 **Material Redacted**

9.3 Delay Due to Loss or Structural Damage of the Aircraft: Should any Aircraft be destroyed or damaged before acceptance to the extent that it becomes commercially useless, Buyer may, **Material Redacted**, either take a replacement Aircraft at a later delivery date to be agreed by the Parties, or terminate this Agreement with respect to such Aircraft by notice to Embraer given in accordance with Article 23, without any liability to either Party. If this Agreement is terminated **Material Redacted**, such termination shall discharge the Parties from all obligations and liabilities of the Parties hereunder with respect to such Aircraft and Services **Material Redacted**.

10.   INSPECTION AND QUALITY CONTROL

10.1 In order to effect inspection and acceptance of the Aircraft as set forth in Article 7, Buyer shall send one or more authorized representatives to Embraer's facilities in order to verify that the Aircraft was manufactured in accordance with the procedures, specifications and other requirements specified in this Agreement and according to all applicable quality control standards.

10.2 Buyer shall communicate to Embraer the names of its authorized representatives, by means of written notice, at least thirty (30) Days prior to the earliest delivery date specified in Article 5.

10.3 Such representatives, or other representatives indicated by Buyer, shall be authorized and duly empowered to sign the acceptance and documents and accept delivery of the Aircraft pursuant to Article 7.

10.4 For the purposes subject of this Article 10, Embraer shall provide communication facilities (telephone and facsimile) for Buyer's authorized representatives, as well as the necessary tools, measuring devices, test equipment and technical assistance as may be necessary to perform acceptance tests.

10.5 Buyer's authorized representatives shall observe Embraer's administrative rules and instructions while at Embraer's facilities.

10.6 Buyer's authorized representative shall be allowed exclusively in those areas related to the subject matter of this Article 10 and Buyer furthermore agrees to hold harmless Embraer from and against all and any kind of liabilities in respect to such representatives, for whom Buyer is solely and fully responsible under all circumstances and in any instance.

11.   CHANGES

11.1 In addition to the requirements of Article 6, each Aircraft will comply with the standards defined in Attachment "A" and shall incorporate all modifications which are classified as AD's mandatory by CTA or the Air Authority as provided in Article 11.4, or those agreed upon by Buyer and Embraer in accordance with this Article.

11.2 The Parties hereby agree that changes can be made by Embraer in the design of the Aircraft, the definition of which and its respective classification shall be in compliance to the Aircraft type specification, as follows:

11.2.1 Minor Changes: defined as those modifications which shall not adversely affect the Aircraft in any of the following characteristics:

      **Material Redacted**

11.2.2 Major Changes: defined as those modifications which affect at least one of the topics mentioned in Article 11.2.1.

11.3 Embraer shall have the right, but not the obligation (except to the extent required by the CTA or applicable Aviation Authorities), to incorporate Minor Changes in the Aircraft still in the production line at its own cost, without the prior consent of Buyer.

11.4 Embraer shall convey those Major Changes that are classified as AD's by means of service bulletins approved by the Air Authority and/or CTA, as appropriate. Service bulletins that implement such ADs shall be referred to as Mandatory Service Bulletins. Embraer shall incorporate Mandatory Service Bulletins as follows:

11.4.1 Compliance required before Actual Delivery Date: Embraer shall incorporate Mandatory Service Bulletins at Embraer's expense in a reasonable period of time if the compliance time for such Mandatory Service Bulletins is before the Actual Delivery Date. Embraer shall not be liable for **Material Redacted** resulting from incorporation of Mandatory Service Bulletins when the Aircraft has already passed the specific production stage affected by the incorporation of said change.

11.4.2 Compliance required after Actual Delivery Date: During the applicable Aircraft warranty coverage periods as specified in Attachment "C", Embraer shall provide parts kits for Mandatory Service Bulletins that are issued either (i) before the relevant Aircraft's Actual Delivery Date but with a compliance time after such date or (ii) after the relevant Aircraft's Actual Delivery Date. Such kits shall be provided **Material Redacted**, excluding **Material Redacted** labor charges for installation of such Mandatory Service Bulletins **Material Redacted**. Embraer shall not be liable for any downtime of delivered Aircraft that may be necessary for the incorporation of any changes. When flight safety is affected, such changes shall be immediately incorporated. If warranty coverage is not available or applicable pursuant to Attachment "C", the provisions of
      Article 11.5 shall apply.

      For the avoidance of doubt, the **Material Redacted** shall **Material Redacted** pursuant to **Material Redacted**.

11.5 Major changes, (other than those which are AD's mandatory per Article 11.4), any change developed by Embraer as product improvement and any change required by Buyer, including those changes required by Panamanian authorities as a consequence of alterations, amendments and/or innovations of its present applicable regulations, shall be considered as optional and, pursuant to Buyer's request, the corresponding cost proposals shall be submitted by Embraer to Buyer for consideration and approval. Should Buyer not approve any such change, it shall not be incorporated in the Aircraft.

11.6 Any Major Change to the Aircraft, made in accordance with the foregoing paragraphs, which affect the provisions of Attachment "A", shall be incorporated in said Attachment by means of an amendment.

11.7 Except as concerns AD's and Minor Changes, the Aircraft shall, on the Scheduled Inspection Date, comply with the terms and conditions of Attachment "A" as from time to time amended pursuant to Article 11.6. Determination of such compliance shall be made by Buyer pursuant to
      Article 7.

12.   WARRANTY

      The materials, design and workmanship relative to the Aircraft subject to this Agreement, will be warranted in accordance with the terms and conditions specified in Attachment "C". If Buyer intends to place the Aircraft on lease to another Party or to assign, transfer or novate the rights and obligations except as specified in Article 14, it is Buyer's responsibility to obtain the prior written consent of Embraer, which consent shall not be unreasonably withheld or delayed, as well as to provide Embraer written notice of any changes as to Buyer's designated lessee or assignee complying with item 5 of Attachment "C".

13.   PRODUCT

      SUPPORT PACKAGE Embraer shall supply to Buyer the Product Support Package described in Article 2 of Attachment "B", which includes Embraer's spare parts policy, the Technical Publications and the Services.

14.   ASSIGNMENT

      Buyer's rights and obligations hereunder may not be assigned, transferred or novated without the prior written consent of Embraer, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer may immediately before delivery assign the rights to take delivery of an Aircraft and Buyer's rights pursuant to **Material Redacted** to any related person or entities or to any trust created by it or such persons or to any financing party whether by way of security in connection with the financing or the sale/leaseback of any Aircraft to be operated by Compania Panamena de Aviacion, S.A.

      Embraer's rights and obligations hereunder may not be assigned or delegated without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed.

15.   RESTRICTIONS AND PATENT INDEMNITY

      This sale does not include the transfer of designs, copyrights, patents, and other similar rights to Buyer. Embraer warrants that the Aircraft and all systems, accessories, equipment, items and parts manufactured by or at the direction or utilizing designs of Embraer do not infringe any patent, copyright or other proprietary right of any person. Subject to Buyer's duty to promptly advise Embraer of any alleged infringement (it being understood that any failure to so notify Embraer shall only relieve Embraer of its obligations pursuant hereto to the extent of actual prejudice suffered by Embraer as a direct result of such failure), Embraer shall indemnify, defend, protect and hold Buyer harmless with respect to any claims, suits, actions, judgments, liabilities, damages and costs, including reasonable attorney fees and expenses arising out of or in connection with any actual or alleged infringement by any Aircraft or any system, accessory, equipment, item or part installed on any Aircraft at the time of delivery of such Aircraft or thereafter, at Embraer's direction. In the event of any such infringement, and in addition to the foregoing obligations of Embraer, Embraer shall promptly, at its sole option and expense, either: (i) procure for Buyer the right to use the system, accessory or equipment or part; (ii) replace such system accessory, equipment or part with a non-infringing item or part; or (iii) modify such system, accessory, equipment or part to make it non-infringing. This indemnity shall not apply to Buyer-furnished equipment, nor to aircraft engines or APUs, nor to any system, accessory, equipment or part that was not manufactured to Embraer's detailed design, nor to any system, accessory, equipment or part manufactured to Embraer's detailed design without Embraer's consent.

16.   MARKETING PROMOTIONAL RIGHTS

      Embraer shall have the right to show for marketing purposes, free of any charge, the image of Buyer's Aircraft, painted with Buyer's colors and emblems, affixed in photographs, drawings, films, slides, audiovisual works, models or any other medium of expression (pictorial, graphic, and sculptural works), through all mass communications media such as billboards, magazines, newspaper, television, movie, theaters, as well as in posters, catalogues, models and all other kinds of promotional material. **Material Redacted** Embraer **Material Redacted**. In the event such Aircraft is sold to or operated by or for another company or person, Embraer shall be entitled to disclose such fact, as well as to continue to show the image of the Aircraft, free of any charge, for marketing purposes, either with the original. If accepted, said prohibition, however, shall in no way apply to the promotional materials or pictorial, graphic or sculptural works already existing or to any contract for the display of such materials or works already binding Embraer at the time of receipt of the notification. **Material Redacted**.

17.   TAXES

      Embraer shall pay all taxes **Material Redacted** as may be imposed under Brazilian laws. All other taxes, **Material Redacted** as may be imposed on the transactions subject of this Agreement, shall be borne by Buyer.

18.   APPLICABLE LAW

      This Agreement shall be construed in accordance with and its performance shall be governed by the laws of the State of New York, USA without regard to any conflict of law rules other than General Obligations Law 5-1401 and 5-1402.

19.   JURISDICTION

      All disputes arising in connection with this Agreement shall be finally settled in the courts of the United States District Court for the Southern District of New York located in the county of New York, provided that if such court lacks jurisdiction, disputes shall be resolved in the state courts for the state of New York sitting in the Borough of Manhattan, City of New York. The Parties hereby waive any other court of Jurisdiction that may be competent for settlement of disputes arising from this Agreement.

      **Material Redacted**

20.   TERMINATION

20.1 Should either Party fail to perform its obligations hereunder, the other Party shall be entitled to give notice of such failure and to require that such failure be remedied within the period specified in that notice, which period shall not be less than **Material Redacted** Days. Should such failure not be remedied within the period so specified, then the Party who gave notice of such failure shall be entitled to terminate this Agreement **Material Redacted**. The foregoing provision shall not apply in any circumstance where a specific right of termination is made available hereunder or will be made available hereunder upon the expiration of a specific period of time. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN ANY CIRCUMSTANCE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES WHICH MAY ARISE OUT OF, OR BE CONNECTED TO, ANY BREACH OR DEFAULT UNDER OF ANY TERM, CONDITION, COVENANT, WARRANTY, OR PROVISION OF THIS AGREEMENT, AND WHICH EITHER PARTY WOULD OTHERWISE BE ENTITLED TO UNDER ANY APPLICABLE LAW, INCLUDING BUT NOT LIMITED TO ANY CLAIMS SOUNDING IN CONTRACT, TORT, EQUITY OR STATUTE.

20.2 Buyer and Embraer shall have the right to terminate this Agreement in respect to the relevant Aircraft, upon the occurrence of any Excusable Delay of **Material Redacted** Days or longer, unless otherwise agreed in writing by the Parties, and Buyer shall have the right to terminate this Agreement in respect to the relevant Aircraft upon the occurrence of any Non-excusable Delay of **Material Redacted** Days or longer after the relevant Aircraft Contractual Delivery Date, such rights to be exercisable by written notice from one Party to the other to such effect no earlier than such **Material Redacted** Day, as applicable. Upon receipt of such notice of termination by Buyer or Embraer, as the case may be, **Material Redacted**. It is hereby agreed by the Parties that, in either case, no other indemnity shall be due by Embraer to Buyer. **Material Redacted**

20.3 If Buyer terminates this Agreement before the Actual Delivery Date of an Aircraft (except as provided in Article 20.1 and 20.2) or if Embraer terminates this Agreement in relation to an Aircraft, pursuant to Articles
      4.3 or 7.7, Buyer shall pay to Embraer (i) damages in an amount equal to **Material Redacted**. For these purposes Embraer may **Material Redacted**. It is hereby agreed by the Parties that upon the receipt by Embraer of the amounts set forth above, no other indemnity shall be due by Buyer to Embraer.
      **Material Redacted**

20.4  If Buyer terminates this Agreement in respect to an Aircraft pursuant to
      Article 7.6, Embraer, shall **Material Redacted**, with no other penalty or indemnity being due by Embraer to Buyer in this case.
      **Material Redacted**

20.5  **Material Redacted**

21.   OPTION FOR THE PURCHASE OF ADDITIONAL AIRCRAFT

      Buyer shall have the option to purchase twenty (20) additional Option Aircraft, to be delivered in accordance with the following Option Aircraft contractual delivery date:

 Option                            **Material     Option
Aircraft       Delivery month      Redacted**    Aircraft   Delivery month   Exercise Date
--------       --------------      ----------    --------   --------------   -------------
   1       **Material Redacted**   **Material       12        **Material      **Material
                                   Redacted**                 Redacted**      Redacted**
   2       **Material Redacted**                    13        **Material
                                                              Redacted**
   3       **Material Redacted**   **Material       14        **Material
                                   Redacted**                 Redacted**
   4       **Material Redacted**                    15        **Material      **Material
                                                              Redacted**      Redacted**
   5       **Material Redacted**   **Material       16        **Material
                                   Redacted**                 Redacted**
   6       **Material Redacted**                    17        **Material
                                                              Redacted**
   7       **Material Redacted**                    18        **Material      **Material
                                                              Redacted**      Redacted**
   8       **Material Redacted**                    19        **Material
                                                              Redacted**
   9       **Material Redacted**   **Material       20        **Material
                                   Redacted**                 Redacted**
  10       **Material Redacted**
  11       **Material Redacted**

The Option Aircraft will be supplied in accordance with the following terms and conditions:

21.1 **Material Redacted** is due and payable by Buyer to Embraer in accordance with **Material Redacted**.

21.2 The unit basic price of the Option Aircraft shall be equal to the unit Aircraft Basic Price, provided that such Option Aircraft be delivered within the delivery period above mentioned and in the same configuration, specification and installations specified in Attachment "A", as it is written on the date of signature of this Agreement, determining the Option Aircraft Basic Price.

21.3 The unit basic price of each relevant Option Aircraft above mentioned shall be escalated according to the escalation formula subject of Attachment "D", determining the Option Aircraft Purchase Price.

21.4 The payment of the Option Aircraft Purchase Price shall be made according to the following:

21.4.1 **Material Redacted** shall apply **Material Redacted**.

21.4.2 A progress payment of **Material Redacted** percent (**Material Redacted**%) of the unit Option Aircraft Basic Price less the relevant Option Aircraft Initial Deposit is due and payable **Material Redacted** prior to each relevant Option Aircraft contractual delivery date.

21.4.3 A progress payment of **Material Redacted** percent (**Material Redacted**%) of the unit Option Aircraft Basic Price is due and payable **Material Redacted** prior to each relevant Option Aircraft contractual delivery date.

21.4.4 A progress payment of **Material Redacted** percent (**Material Redacted**%) of the unit Option Aircraft Basic Price is due and payable **Material Redacted** prior to each relevant Option Aircraft contractual delivery date.

21.4.5 The balance of each relevant Option Aircraft Purchase Price is due and payable upon acceptance of each relevant Option Aircraft by Buyer.

21.4.6 The provisions of Article 4.3 through 4.5 shall apply mutatis-mutandis, to the payments to be made by Buyer towards the Option Aircraft.

21.5 Buyer has the option to purchase the Option Aircraft in **Material Redacted**. Exercise of each **Material Redacted** shall be accomplished by means of a written notice from Buyer delivered to Embraer by mail, return receipt requested, express delivery or facsimile, no later than the "Exercise Date" **Material Redacted**, otherwise **Material Redacted**. On the **Material Redacted** Exercise Date, Buyer shall inform Embraer **Material Redacted** will be exercised or not. In the event on the Exercise Date Buyer elects to not exercise **Material Redacted**, Buyer's options **Material Redacted**. If, however, in the Exercise Date Buyer elects to exercise its option in **Material Redacted**, Buyer will **Material Redacted**, provided however **Material Redacted** in Embraer's **Material Redacted**.

21.6 If the options are confirmed by Buyer as specified above, (a) an amendment to this Agreement shall be executed by and between the Parties within thirty (30) Days following the Option Aircraft option exercise date, setting forth the terms and conditions applicable to, if any, exclusively to the Option Aircraft and (b) the **Material Redacted** shall **Material Redacted**.

21.7 For the avoidance of any doubt, the terms and conditions contained in this Agreement shall also apply to any exercised Option Aircraft, with the exception that the product support package to be applied to the exercised Option Aircraft shall be as described in Article 2 of Attachment "B".

22.   INDEMNITY

      Buyer agrees to indemnify and hold harmless Embraer and Embraer's officers, agents, employees and assignees from and against all liabilities, damages, losses, judgments, claims and suits, including costs and expenses incident thereto, which may be suffered by, accrued against, be charged to or recoverable from Embraer and/or Embraer's officers, agents, employees and assignees by reason of loss or damage to property or by reason of injury or death of any person resulting from or in any way connected with the performance of services by employees, representatives or agents of Embraer for or on behalf of Buyer related to Aircraft delivered by Embraer to Buyer, including, but not limited to, technical operations, maintenance, and training services and assistance performed while on the premises of Embraer or Buyer, while in flight on Buyer-owned Aircraft or while performing any other service, at any place, in conjunction with the Aircraft operations of Buyer, except to the extent caused by Embraer's willful misconduct or gross negligence.

23.   NOTICES

      All notices permitted or required hereunder shall be in writing in the English language and sent, by recognized international courier service or facsimile, to the attention of the Director of Contracts as to Embraer and of the CEO as to Buyer, to the addresses indicated below or to such other address as either Party may, by written notice, designate to the other. All notices shall be deemed to have been duly made, given and received, only when properly addressed (as set forth below): (i) on the date received by personal delivery; or (ii) on the date received when deposited with a internationally recognized courier service; or (iii) five business days after sending, when sent via Certified Mail, Return Receipt Request; or (iv) upon receipt when sent via facsimile (with a second copy sent via
      Mail) to the facsimile number set forth below and a confirmation of receipt is received by the sending Party:

23.1  EMBRAER:

        EMBRAER - Empresa Brasileira de Aeronautica S.A.
        Av. Brigadeiro Faria Lima, 2170
        12.227-901 Sao Jose dos Campos - SP - Brasil
        Telephone: (+55 12) 3927-1410
        Facsimile:   (+55 12) 3927-1257

23.2  BUYER:

        REGIONAL AIRCRAFT HOLDINGS LTD.
        c/o Galindo, Arias y Lopez
        Avenida Federico Boyd Numero 51 Piso 11
        Panama, Rep of Panama
        Fax:  507-263-5335

24.   CONFIDENTIALITY

      Neither Buyer nor Embraer shall disclose the terms of this Agreement except as needed to its officers, employees, auditors, insurers (brokers) and legal advisors and except (a) as required by law or legal process, (b) to a prospective financing party in connection with the financing of Aircraft (limited to assignable provisions), or (c) with the prior written consent of the other party. In addition, Buyer and Embraer may disclose the terms of this Agreement to shareholders who hold more than ten percent (10%) of their respective common shares, provided that (i) such shareholders are not, in the case of Buyer, competitors or affiliates of competitors of Embraer in the business of manufacturing aircraft, or in the case of Embraer, competitors or affiliates of competitors of Compania Panamena de Aviacion, S.A. in the business of a scheduled airline, and
      (ii) such shareholders, to the extent not officers of a Party shall have executed a confidentiality agreement with the other Party. Without limiting the foregoing, in the event either Party is legally required to disclose the terms of this Agreement, each Party agrees to exert its best efforts to request confidential treatment of the articles and conditions of this Agreement relevantly designated by the other as confidential.

25.   SEVERABILITY

      If any provision or part of a provision of this Agreement or any of the Attachments shall be, or be found by any authority or court of competent jurisdiction to be, illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

26.   NON-WAIVER

      Except as otherwise specifically provided to the contrary in this Agreement, any Party's refrain from exercising any claim or remedy provided for herein shall not be deemed a waiver of such claim or remedy, and shall not relieve the other Party from the performance of such obligation at any subsequent time or from the performance of any of its other obligations hereunder.

27.   INTEGRATED AGREEMENT

      All attachments and exhibits referred to or delivered in connection with this Agreement and/or attached hereto are, by such reference or attachment, incorporated in this Agreement to the same extent as if fully set forth herein.

28.   NEGOTIATED AGREEMENT

      Buyer and Embraer agree that this Agreement, including all of its Attachments, has been the subject of discussion and negotiation and is fully understood by the Parties, and that the rights, obligations and other mutual agreements of the Parties contained in this Agreement are the result of such complete discussion and negotiation between the Parties.

29.   WAIVER OF JURY TRIAL

      EACH OF EMBRAER AND BUYER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

30.   WAIVER OF IMMUNITY

      To the extent that either party may in any jurisdiction in which proceedings may at any time be taken for the determination of any question arising under or for the enforcement of this Agreement be entitled to claim or otherwise be accorded for itself or its respective property, assets or revenues immunity fro suit or attachment (whether in aid of execution, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction, there may be attributed to either party, or its respective property, assets or revenues such immunity (whether or not claimed), both Parties hereby irrevocably agree not to claim and waive such immunity to the fullest extent permitted by the law of such jurisdiction.

31.   PAYMENTS IN US DOLLARS

      All amounts to be paid hereunder shall be paid in United States dollars ("Dollars"), in immediately available funds. The specifications of Dollars in this transaction is of the essence. The obligations of either party in respect of payments to be made hereunder shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to Dollars under normal banking procedures does not yield the amount of Dollars owing to the party receiving the same. If a party receives an amount in respect of the other party's liability under this Agreement or if such liability is converted into a claim, proof, judgment or order in a currency other than Dollars, the party liable for payment will indemnify the party to whom payment is to be made an in independent obligation against any loss arising out of or as a result of such receipt or conversion. If the amount received by such party, when converted into Dollars (at the market rate at which the receiving party is able on the relevant date to purchase Dollars in New York with that other currency) is less than the amount owed in Dollars the party liable for such payment hereunder will, forthwith on demand, pay to the party entitled to receive such payment an amount in Dollars equal to the deficit.

32.   COUNTERPARTS

      This Agreement may be signed by the Parties in any number of separate counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which when taken together shall constitute one and the same instrument.

33.   ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement of the Parties with respect to the matters contained herein and supersedes all previous and connected negotiations, representations and agreements between the Parties, whether in writing or other form. This Agreement may not be altered, amended or supplemented except by a written instrument executed by the Parties.